Statement of Compliance

Morgan Stanley Capital I Inc.
1585 Broadway
New York, NY 10036

Re:           Morgan Stanley Capital I Trust 2007-IQ14, Commercial Mortgage Pass Through Certificates, Series 2007-IQ14, issued pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor, Capmark Finance, Inc., as master servicer with respect to LaSalle Seller Loans, the RBC Loans and the PCFII Loans, Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer, Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only, Wells Fargo Bank, N.A., as master servicer with respect to the Wells Fargo Loans, the MSMC Loans and the NatCity Loans, The Bank of New York Trust Company, National Association, as trustee and LaSalle Bank National Association, as paying agent, certificate registrar, authenticating agent and custodian

I, Mary L. Collier a Vice President of The Bank of New York Trust Company, NA (the "Trustee"), state:

(a) a review of the Trustee's activities for the period from January 1, 2007 through December 31, 2007 (the "Reporting Period") and of the Trustee's performance under the Pooling and Servicing Agreement has been made under my supervision.

(b) to the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period for Morgan Stanley Capital Trust 1 2007 IQ-14.

The Bank of New York Trust Company, NA

As Trustee

Date: March 14, 2008	/s/ Mary L. Collier
	NAME	Mary L. Collier
	TITLE	Vice President